Exhibit 10.1(a)

PROMISSORY NOTE

U.S. $40,000,000.00	February 10, 2017
Phoenix, Arizona

FOR VALUE RECEIVED, IMPAC MORTGAGE CORP., a California corporation (“Borrower”), hereby promises to pay to the order of WESTERN ALLIANCE BANK, an Arizona corporation (“Bank”), at the office of Bank located at 3033 West Ray Road, Chandler AZ 85226, the principal amount of Forty Million and No/100 Dollars ($40,000,000.00) or such lesser principal amount as from time to time shall be outstanding hereunder, as reflected in the books and records of Bank, together with interest on the principal balance from time to time outstanding hereunder, from (and including) the date of disbursement until (but not including) the date of payment, at a per annum rate equal to the Stated Interest Rate specified below or, to the extent applicable, the Default Interest Rate specified below, in accordance with the following terms and conditions:

1.             Definitions.  As used herein, the following terms shall have the following meanings.  Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Loan and Security Agreement dated February 10, 2017 between Borrower and Bank (as amended from time to time, the “Loan Agreement”). All terms defined in this Section 1 or in other provisions of this Note in the singular to have the same meanings when used in the plural and vice versa.

“Additional Sums” has the meaning set forth in Section 14 of this Note.

“Business Day” has the meaning provided in the Loan Agreement.

“Conversion Date” means the earlier of (i) the two (2) year anniversary of the Effective Date; or (ii) if the Bank elects upon the occurrence and continuation of an Event of Default.

“Default Interest Rate” has the meaning set forth in Section 4 of this Note.

“Event of Default” has the meaning set forth in the Loan Agreement.

“Index Rate” shall mean the LIBOR Rate, reset on the 1st Business Day of each month.”

“LIBOR Rate” shall mean the variable rate of interest per annum, as adjusted from time to time, quoted by Bank as Bank’s one (1) month LIBOR Rate based upon quotes from the London Interbank Offered Rate from the ICE Benchmark Administration Interest Settlement Rates, as quoted for U.S. Dollars by Bloomberg, or other comparable services selected by Bank.  The LIBOR Rate is only one of Bank’s reference rates. If the Libor Rate becomes unavailable during the term of the Loan, Bank may designate a substantially equivalent substitute index.  Any increase or decrease in the LIBOR Rate, for purposes of determining the Stated Interest Rate in effect hereunder, shall be effective on the day either such increase or decrease is announced or published, as the case may be.

“Loan Documents” has the meaning set forth in Section 12 of this Note.

“Note” means this Promissory Note.

“Reset Dates” shall mean annually on the anniversary of the Effective Date.

“Revolving Loan Period” means the period beginning on the Effective Date and ending on the Conversion Date.

“Stated Interest Rate” has the meaning set forth in Section 3 of this Note.

“Term Loan Period” means the period beginning on the Conversion Date and ending on the one (1) year anniversary of such Conversion Date.

2.             Contracted For Rate of Interest.  The contracted for rate of interest of the indebtedness evidenced hereby, without limitation, shall consist of the following:

(a)           The Stated Interest Rate, as from time to time in effect, calculated daily on the basis of actual days elapsed over a 360-day year, applied to the principal balance from time to time outstanding hereunder;

(b)           The Default Interest Rate, as from time to time in effect, calculated daily on the basis of actual days elapsed over a 360-day year, applied to the principal balance from time to time outstanding hereunder;

(c)           All Additional Sums, if any.

Borrower agrees to pay an effective contracted for rate of interest which is the sum of the Stated Interest Rate referred to in Subsection 2(a) above, plus any additional rate of interest resulting from the application of the Default Interest Rate referred to in Subsection 2(b) above, and the Additional Sums, if any, referred to in Subsection 2(c) above.

3.             Stated Interest Rate. Except as provided in Section 4 below, the principal balance outstanding hereunder from time to time shall bear interest at the Stated Interest Rate. The Stated Interest Rate shall be equal to a per annum rate equal to 4.00% plus the Index Rate from time to time in effect. However, if the Borrower’s custodial deposit accounts associated with the Pledged Servicing Rights are not moved to the Bank within ninety (90) days of the Effective Date, the Stated Interest Rate during the Loan Period shall increase to the Index Rate plus 4.50% per annum. Borrower acknowledges that the Stated Interest Rate may not represent the most favorable interest rate from time to time offered by Bank to its borrowers, the Stated Interest Rate may increase or decrease prior to the Effective Date, and the amount by which the Stated Interest Rate may increase is not limited as to increases that may occur.

4.             Default Interest Rate.  The Default Interest Rate shall be a per annum rate equal to the Stated Interest Rate plus four percent (4.00%) per annum.  The principal balance outstanding hereunder from time to time shall, at Bank’s election, bear interest at the Default Interest Rate from the date of the occurrence of an Event of Default hereunder until the earlier of: (a) the date on which the principal balance outstanding hereunder, together with all accrued interest and other amounts payable hereunder, are paid in full; or (b)(i) if Borrower is specifically granted a right to cure such Event of Default in any of the Loan Documents, the date on which such Event of Default is timely cured in a manner satisfactory to Bank or (ii) if no such right to cure is specifically granted, then the date on which Bank, in its sole and absolute discretion, deems such Event of Default cured.

5.             Late Charge. If any payment of principal and/or interest, or other amount is not received by Bank within ten (10) days after its due date, and Bank has not implemented the Default Interest Rate, then, in addition to the other rights and remedies of Bank, a late charge of (i) five percent (5.00%) of the amount due and unpaid; or (ii) $10.00, whichever is greater, will be charged to the Borrower without notice to Borrower.  Such late charge shall be immediately due and payable.

6.             Principal Balance.  The principal balance outstanding hereunder at any time shall be the total amount of advances made hereunder by Bank, less the total amount of payments of principal hereon, as reflected in the books and records of Bank with respect to the indebtedness evidenced hereby.  The principal balance outstanding hereunder at any time shall not exceed the principal amount first set forth above.

7.             Revolving Credit/Term Loan.  This Note is the Promissory Note defined in the Loan Agreement.  During the Revolving Loan Period, Bank may make advances to Borrower from time to time hereunder, which advances will be of a revolving nature and may be made, repaid, and remade from time to time.  During the Revolving Loan Period, Borrower and Bank contemplate a series of discretionary advances as provided herein even if the principal balance outstanding hereunder has previously been reduced to zero.  On the Conversion Date, and provided that no Event of Default has occurred and is continuing hereunder or under any other Loan Document, any outstanding principal and interest due hereunder shall, without any further action by Bank or Borrower, be converted to the principal due under a term loan (the “Term Loan”) payable in accordance with the terms of this Note.  After the Conversion Date, and at all times during the Term Loan Period, any principal amounts repaid or prepaid by Borrower may not be re-borrowed.

8.             Requests for Advances.  Advances hereunder may be made by Bank from time to time during the Revolving Loan Period by the written request of Kathy Hancock, Todd Taylor, William Ashmore or such other officer of the Borrower as Borrower may from time to time designate to Bank in writing.  Any advance hereunder shall be deemed to have been made to or for the benefit of Borrower when made pursuant to the oral or written request of any one of the aforenamed individuals.

9.             Payments.  This Note shall be payable as follows:

(a)           Interest during Revolving Loan Period.  During the Revolving Loan Period, accrued and unpaid interest at the Stated Interest Rate or, to the extent applicable, the Default Interest Rate, shall be payable in arrears commencing on January 1, 2017, and on the 1st day of each month thereafter (or if such day is not a Business Day, on the next Business Day) if on such day any interest is accrued and unpaid; and

(b)           Principal and Interest during Term Loan Period.  Borrower shall make monthly payments of interest during the Term Loan Period, commencing on the one-month anniversary of the Conversion Date and continuing on the same day of each month until the last day of the Term Loan Period. In addition, Borrower shall make quarterly payments of principal during the Term Loan Period, commencing on the date that is 90 days after the Conversion Date, and continuing every 90 days thereafter until paid in full.  Each monthly payment shall be each in an amount equal to one quarter of the outstanding principal balance on the Conversion Date.  On the one (1) year anniversary of the Conversion Date, all outstanding principal, accrued and unpaid interest, and any other amounts due under the Loan Documents, shall be paid in full.

10.          Application of Payments.  Payments received by Bank with respect to the indebtedness evidenced hereby shall be applied as provided in the Loan Agreement.

11.          Prepayments.

(a)           The Borrower may, upon notice to Lender, at any time or from time to time, voluntarily prepay principal under this Note, in whole or in part.

(b)           Notwithstanding any prepayment of principal hereof: (a) all previously matured interest and other charges accrued to the date of prepayment must also be paid in full (b) there will be no change in the due date or amount of scheduled payments due hereunder unless Bank, in its sole and absolute discretion, agrees in writing to such change; and (c) Borrower’s obligations hereunder shall continue in effect, and this Note shall remain outstanding, unless and until the principal balance outstanding hereunder, together with all accrued interest and other amounts payable hereunder or in any of the Loan Documents, are paid in full.

12.          Events of Default.  The occurrence of an Event of Default under the Loan Agreement, shall constitute an Event of Default under this Note.

13.          Collateral.

(a)           Borrower’s obligations under this Note are secured by a security interest in certain personal property of Borrower pursuant to the Loan Agreement.

(b)           In addition to all liens upon, and rights of setoff against, the monies, securities or other property of Borrower or any other person or entity who is or may become liable hereunder given to Bank by law, Bank shall have a lien and a right of setoff against, and Borrower hereby grants to Bank a security interest in, all monies, securities and other property of Borrower now or hereafter in the possession of or on deposit with Bank, whether held in a general or special account or deposit including, without limitation, any account or deposit held jointly by Borrower with any other person or entity, except to the extent specifically prohibited by law and expressly excluding any escrow or custodial accounts.  Every such lien, right of setoff and security interest may be exercised without demand upon or notice to Borrower.  No lien, right of setoff, or security interest shall be deemed to have been waived by any act or conduct on the part of Bank, by any neglect to exercise such right of setoff or to enforce such lien or security interest, or by any delay in so doing.

14.          Additional Sums.  All fees, charges, goods, things in action or any other sums or things of value, other than the interest resulting from the Stated Interest Rate, the Default Interest Rate, as applicable, paid or payable by Borrower (collectively, the “Additional Sums”), whether pursuant to this Note, the Loan Documents or any other document or instrument in any way pertaining to this lending transaction, or otherwise with respect to this lending transaction, that, under the laws of the State of Arizona, may be deemed to be interest with respect to this lending transaction, for the purpose of any laws of the State of Arizona that may limit the maximum amount of interest to be charged with respect to this lending transaction, shall be payable by Borrower as, and shall be deemed to be, additional interest, and for such purposes only, the agreed upon and “contracted for rate of interest” of this lending transaction shall be deemed to be increased by the rate of interest resulting from the Additional Sums.  Borrower understands and believes that this lending transaction complies with the usury laws of the State of Arizona; however, if any interest or other charges in connection with this lending transaction are ever determined to exceed the maximum amount permitted by law, then Borrower agrees that: (a) the amount of interest or charges payable pursuant to this lending transaction shall be reduced to the maximum amount permitted by law; and (b) any excess amount previously collected from Borrower in connection with this lending transaction that exceeded the maximum amount permitted by law, will be credited against the principal balance then outstanding hereunder.  If the outstanding principal balance hereunder has been paid in full, the excess amount paid will be refunded to Borrower.

15.          Waivers.  Except as set forth in this Note, the Loan Agreement or the other Loan Documents, to the extent permitted by applicable law, Borrower, and each person who is or may become liable hereunder, severally waive and agree not to assert:  (a) any homestead or exemption rights; (b) demand, diligence, grace, presentment for payment, protest, notice of nonpayment, nonperformance, extension, dishonor, maturity, protest and default; and (c) recourse to guaranty or suretyship defenses (including, without limitation, the right to require the Bank to bring an action on this Note).  Bank may extend the time for payment of or renew this Note, release collateral as security for the indebtedness evidenced hereby or release any party from liability hereunder, and any such extension, renewal, release or other indulgence shall not alter or diminish the liability of Borrower or any other person or entity who is or may become liable on this Note except to the extent expressly set forth in a writing evidencing or constituting such extension, renewal, release or other indulgence.

16.          Costs of Collection.  Borrower agrees to pay all costs of collection, including, without limitation, reasonable attorneys’ fees, whether or not suit is filed, and all costs of suit and preparation for suit (whether at trial or appellate level), in the event any payment of principal, interest or other amount is not paid when due, or in case it becomes necessary to protect the collateral which is security for the indebtedness evidenced hereby, or to exercise any other right or remedy hereunder or in the Loan Documents, or in the event Bank is made party to any litigation because of the existence of the indebtedness evidenced by this Note or the other Loan Documents, or if at any time Bank should incur any attorneys’ fees in any proceeding under any federal bankruptcy law (or any similar state or federal law) in connection with the indebtedness evidenced by this Note or the other Loan Documents.  In the event of any court proceeding, reasonable attorneys’ fees shall be set by the court and not by the jury and shall be included in any judgment obtained by Bank.

17.          No Waiver by Bank.  No delay or failure of Bank in exercising any right hereunder shall affect such right, nor shall any single or partial exercise of any right preclude further exercise thereof.

18.          GOVERNING LAW; PLACE OF PERFORMANCE.  THIS NOTE IS BEING EXECUTED AND DELIVERED, AND IS INTENDED TO BE PERFORMED IN, THE STATE OF ARIZONA, AND THE LAWS OF SUCH STATE (WITHOUT REGARD TO ITS PROVISIONS OF CHOICE OF LAWS) AND OF THE UNITED STATES SHALL GOVERN THE RIGHTS AND DUTIES OF THE PARTIES HERETO AND THE VALIDITY, CONSTRUCTION, ENFORCEMENT, AND INTERPRETATION OF THIS NOTE, EXCEPT TO THE EXTENT OTHERWISE SPECIFIED IN ANY OF THE LOAN DOCUMENTS.  THIS NOTE IS PERFORMABLE IN MARICOPA COUNTY, ARIZONA.  VENUE OF ANY LITIGATION INVOLVING THIS NOTE SHALL BE MAINTAINED IN AN APPROPRIATE STATE OR FEDERAL COURT LOCATED IN MARICOPA COUNTY, ARIZONA, TO THE EXCLUSION OF ALL OTHER VENUES.

19.          Time of Essence.  Time is of the essence of this Note and each and every provision hereof.

20.          Amendments.  No amendment, modification, change, waiver, release or discharge hereof and hereunder shall be effective unless evidenced by an instrument in writing and signed by the party against whom enforcement is sought.

21.          Severability.  If any provision hereof is invalid or unenforceable, the other provisions hereof shall remain in full force and effect and shall be liberally construed in favor of Bank in order to effectuate the other provisions hereof.

22.          Binding Nature.  The provisions of this Note shall be binding upon Borrower and the heirs, personal representatives, successors and assigns of Borrower, and shall inure to the benefit of Bank and any subsequent holder of all or any portion of this Note, and their respective successors and assigns.  Bank may from time to time transfer all or any part of its interest in this Note and the Loan Documents, without notice to Borrower.

23.          Notice.  All notices, requests, consents and other communications hereunder shall be in writing and shall be delivered personally or mailed by first-class registered or certified mail, postage prepaid, or by facsimile transmission, overnight delivery service or email, postage prepaid, to Bank at its address first set forth above and to Borrower at its address shown on the signature pages of this Note or at such other address as may be designated by it by notice to the other party. All notices and other communications given to any party hereto in accordance with the provisions of this Note shall be deemed to have been given on the date of receipt.

24.          Section Headings.  The section headings set forth in this Note are for convenience only and shall not have substantive meaning hereunder or be deemed part of this Note.

25.          Construction.  This Note shall be construed as a whole, in accordance with its fair meaning, and without regard to or taking into account any presumption or other rule of law requiring construction against the party preparing this Note.  If the day on which any action to be performed or any payment made hereunder is not a business day, such action shall be performed or such payment made on the immediately succeeding business day.

IN WITNESS WHEREOF, Borrower has executed this Note as of the date first set forth above.

BORROWER:

IMPAC MORTGAGE CORP., a California corporation

By:	/s/ William Ashmore
Name:	William Ashmore
Title:	President

Address of Borrower:

IMPAC Mortgage Corp.

Facsimile:
Email: